EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 8, 2010 (except Notes 11 and 16, as to which the date is February 18, 2010), included in the Registration Statement on Form S-1 (No. 333-163778) and related Prospectus of AVEO Pharmaceuticals, Inc., in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, dated March 11, 2010.

/s/    Ernst & Young LLP

Boston, Massachusetts

March 8, 2010